Exhibit 99.1

NEWS RELEASE

Hardinge Inc. One Hardinge Drive, Elmira, N.Y. 14902

For more information contact:

Company:	Investor Relations:
Douglas J. Malone Chief Financial Officer Phone: (607) 378-4140	Deborah K. Pawlowski, Kei Advisors LLC Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

Hardinge Reports Third Quarter 2016 Results

ELMIRA, N.Y., November 2, 2016 - Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions and accessories, reported financial results for its third quarter ended September 30, 2016.

Net sales (“sales”) for the quarter were $67.2 million, down 12% from $76.8 million in the prior-year period. Excluding the impact of unfavorable foreign currency translation of $1.3 million, sales were down 11% from the prior year’s third quarter. Net loss was $1.4 million, or $(0.11) per diluted share. Non-GAAP(1) adjusted net loss was $0.2 million, or $(0.02) per diluted share, compared with adjusted net income of $0.8 million, or $0.06 per diluted share, in the prior-year period.

Richard L. Simons, President and Chief Executive Officer, commented, "While the sales in the quarter were disappointing, we are encouraged by the sequential growth of orders through the year in North America, particularly in the aerospace and automotive industries. We also are realizing a growing pipeline of opportunity in China. We believe our outlook in China is counter to general industrial trends in the region because our market leadership positions us to win more complex, systems-oriented projects. While Europe is challenged currently, given our total backlog and current pipeline of prospects, we nonetheless expect we can achieve revenue slightly above $80 million in the fourth quarter.”

(1) Management believes that the use of non-GAAP measures helps in the understanding of the Company's operating performance. See page 9 of this release for the reconciliation tables between reported amounts and non-GAAP measures discussed in this document.

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Hardinge Reports Third Quarter 2016 Results
November 2, 2016

Third Quarter Review

Quarterly Sales by Region ($ in thousands)
	Quarter Ended
	September 30, 2016		September 30, 2015		June 30, 2016
Sales to Customers in	$	% of Total	$	Year-over-Year % Change	$	Sequential % Change
North America	24,780	37%	24,661	—%	20,694	20%
Europe	18,271	27%	21,569	(15)%	22,242	(18)%
Asia	24,160	36%	30,575	(21)%	27,250	(11)%
Total	67,211		76,805	(12)%	70,186	(4)%
____________________
Note: Fluctuations in Hardinge’s consolidated sales among geographic locations and industries can vary from quarter to quarter based on the timing and magnitude of orders and projects. Hardinge does not believe that such quarter-to-quarter fluctuations are necessarily indicative of larger business trends. Rather, the Company believes that such business trends can be discerned from the Company’s performance during a longer period of time, such as a trailing twelve-month period.

Sales to North America were unchanged compared with the third quarter of 2015, despite weaker industrial conditions in 2016. Sales to Asia were lower primarily due to the prior-year period benefiting from a $4.1 million multiple-machine sale to a customer supplying the consumer electronics industry in China. Asia sales were also negatively impacted by $1.0 million in foreign currency exchange translation. Sales to Europe, after excluding the $0.3 million negative impact from foreign exchange, decreased by 14%, reflecting the lower levels of grinding machine orders in late 2015 and early 2016. Grinding machines have lead times of six to nine months.

Gross profit decreased $2.2 million, or 9%, compared with the prior-year period. However, even on lower sales, gross profit as a percent of sales expanded 1.4 points to 34.4%. Savings of $0.5 million, or 0.7 points, from the Company’s restructuring program, other productivity efforts and favorable product mix contributed to gross margin expansion.

Selling, general and administrative (“SG&A”) expense increased $0.1 million over the prior-year period. Third quarter 2016 SG&A included one-time expenses of $0.8 million related to a pension settlement charge and $0.3 million related to severance and the now-completed strategic review process. The third quarter 2015 SG&A included a one-time expense of $0.3 million related to the strategic review process. Excluding these items, SG&A was $18.9 million in the current-year period compared with $19.6 million in the prior-year period, a $0.7 million decrease. Third quarter 2016 SG&A included a $0.4 million favorable impact from foreign currency translation and $0.3 million in savings from the restructuring program.

Research and development ("R&D") expense declined by $0.3 million compared with the 2015 third quarter. The decrease was driven by $0.2 million in savings realized with the restructuring program. As a percentage of sales, R&D was 4.9% in the current quarter, on lower sales, compared with 4.7% in the prior-year period. R&D expenses are project focused and not related to sales levels in any given quarter.

In total, the restructuring program resulted in $1.0 million of savings during the third quarter. From inception, the program has resulted in a total of $3.2 million in savings. This restructuring, which is now essentially complete, will provide total annualized savings of approximately $4.5 million. As of September 30, 2016, there were a total of $4.1 million of charges related to the restructuring program, with the expected total cost to be approximately $4.3 million.

Mr. Simons noted, “We believe that our efforts to reduce our cost structure with this restructuring program have proven successful and our team has done well in executing the plan. We are identifying additional restructuring initiatives that will continue to reduce overhead, consolidate operations, generate cash and eliminate waste.”

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Hardinge Reports Third Quarter 2016 Results
November 2, 2016

Loss from operations was $0.6 million in the third quarter. Non-GAAP(1) adjusted income from operations was $0.7 million compared with $1.9 million in the third quarter of 2015. Adjusted income from operations as a percent of sales was 0.9% in the third quarter of 2016 compared with 2.5% in the prior-year period.

Quarterly Orders by Region ($ in thousands)
	Quarter Ended
	September 30, 2016		September 30, 2015		June 30, 2016
Orders from Customers in	$	% of Total	$	Year-over-Year % Change	$	Sequential % Change
North America	26,740	36%	20,105	33%	25,520	5%
Europe	20,412	27%	23,234	(12)%	26,859	(24)%
Asia	27,457	37%	28,612	(4)%	28,555	(4)%
Total	74,609		71,951	4%	80,934	(8)%

Net orders (“orders”) increased over the prior-year period as order flow in North America increased by 33%. Third quarter orders were negatively impacted by $1.5 million of foreign currency translation. At September 30, 2016, order backlog was $117.5 million, up $7.8 million, or 7%, from June 30, 2016.

First Nine Months of 2016 Review

Year-to-Date Sales by Region ($ in thousands)

		Nine Months Ended
	September 30, 2016		September 30, 2015
Sales to Customers in	$	% of Total	$	Year-over-Year % Change
North America	62,924	31%	80,039	(21)%
Europe	64,355	31%	66,553	(3)%
Asia	77,939	38%	81,697	(5)%
Total	205,218		228,289	(10)%

After excluding $4.8 million of unfavorable foreign currency translation, sales for the nine months ended September 30, 2016 were down 8% when compared with the prior-year period. North America sales declined 21%, primarily the result of lower volume in our Metalcutting Machine Solutions segment reflecting the continued impact of the industrial economic slowdown on capital equipment decision making. Excluding the $3.4 million unfavorable impact from foreign currency translation, Asia sales decreased a slight 0.5% over the same period in 2015, even as the prior-year period benefited from $5.3 million of multiple-machine sales made to a key customer supplying the consumer electronics industry in China. Sales to Europe were down 1% over the prior-year period, excluding the $1.4 million negative impact from foreign currency translation, as a result of lower levels of grinding machine order activity in late 2015 and early 2016.

Gross profit decreased $4.7 million, or 6%, compared with the prior-year period. As a percent of sales, gross margin expanded 1.3 points to 33.8%. Compared with the prior-year period, the Company had $1.0 million, or 0.5 point, in savings from Company’s restructuring program and a more favorable product mix, whereas gross profit in the 2015 period was negatively impacted by a $0.7 million, or 0.3 point, inventory adjustment.

Selling, general and administrative (“SG&A”) expense decreased $0.4 million from the first nine months of 2015. Year-to-date 2016 SG&A included one-time expenses of $1.5 million associated with the Company’s now-completed strategic review process and severance, as well as $0.8 million associated with the pension settlement. Year-to-date 2015 SG&A included a one-time expense of $0.3 million related to the strategic review

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Hardinge Reports Third Quarter 2016 Results
November 2, 2016

process. Excluding these items, SG&A was $57.9 million compared with $60.3 million in the prior-year period, a $2.4 million decrease. This decrease can be attributed to a $1.5 million favorable impact from foreign currency translation and $1.1 million in savings from the restructuring program, offset by $0.2 million in variable selling expense.

Research and development ("R&D") expense for the year-to-date period decreased by $0.8 million compared with the prior-year period, primarily as a result of the restructuring program providing $0.7 million of R&D savings in the first nine months of 2016. As a percentage of sales, R&D was 4.8%, up slightly from 4.7% in the prior-year period, on lower sales.

Loss from operations for the period was $1.6 million. Non-GAAP(1) adjusted income from operations was
$1.3 million, or 0.6% of sales, compared with $3.6 million, or 1.6% of sales, in the nine months ended September 30, 2015.

Year-to-Date Orders by Region ($ in thousands)

		Nine Months Ended
	September 30, 2016		September 30, 2015
Orders from Customers in	$	% of Total	$	Year-over-Year % Change
North America	76,163	35%	74,504	2%
Europe	64,400	29%	76,613	(16)%
Asia	79,905	36%	90,912	(12)%
Total	220,468		242,029	(9)%

Year-to-date orders decreased over the prior-year period and were negatively impacted by $5.3 million in foreign currency translation. Last year’s year to date period had the benefit of an unusually high first quarter order level. Of note, sequentially orders have increased each quarter in North America.

Flexible Balance Sheet

At September 30, 2016, cash and cash equivalents decreased $9.8 million, to $22.9 million, from $32.8 million at December 31, 2015. Total debt was $8.6 million, a $3.0 million decline from December 31, 2015.

Webcast and Conference Call

Hardinge will host a conference call and webcast today at 11:00 a.m. ET. During the conference call and webcast, Richard L. Simons, President and CEO, and Douglas J. Malone, Vice President and CFO, will review the financial and operating results for the quarter, as well as the Company’s strategy and outlook. A question and answer session will follow the formal discussion. Their review will be accompanied by a slide presentation which will be available on Hardinge’s website at http://ir.hardinge.com/events.cfm.

The conference call can be accessed by calling (315) 625-6888. The listen-only audio webcast can be monitored at http://ir.hardinge.com/events.cfm.

A telephonic replay will be available from 2:00 p.m. ET the day of the call through Wednesday November 9, 2016. To listen to the archived call, dial (404) 537-3406 and enter conference ID number 95302190. Alternatively, the archive can be heard on the Company’s website at http://ir.hardinge.com/events.cfm. A transcript will also be posted to the website, once available.

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Hardinge Reports Third Quarter 2016 Results
November 2, 2016

About Hardinge

Hardinge is a leading global designer and manufacturer of high precision, computer-controlled machine tool solutions developed for critical, hard-to-machine metal parts and of technologically advanced workholding accessories.  The Company’s strategy is to leverage its global brand strength to further penetrate global market opportunities where customers will benefit from the technologically advanced, high quality, reliable products Hardinge produces.  With approximately two-thirds of its sales outside of North America, Hardinge serves the worldwide metal working market.  Hardinge’s machine tool and accessory solutions can also be found in a broad base of industries to include aerospace, agricultural, automotive, construction, consumer products, defense, energy, medical, technology and transportation.

Hardinge applies its engineering design and manufacturing expertise in high performance machining centers, high-end cylindrical and jig grinding machines, SUPER-PRECISION® and precision CNC lathes and technologically advanced workholding accessories.  Hardinge has manufacturing operations in China, France, Germany, India, Switzerland, Taiwan, the United Kingdom and the United States.

The Company regularly posts information on its website: http://www.hardinge.com.

FINANCIAL TABLES FOLLOW.

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Hardinge Reports Third Quarter 2016 Results
November 2, 2016

HARDINGE INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)

Sales	$67,211	$76,805	$205,218	$228,289
Cost of sales	44,060	51,435	135,770	154,103
Gross profit	23,151	25,370	69,448	74,186
Gross profit margin	34.4%	33.0%	33.8%	32.5%

Selling, general and administrative expenses	19,992	19,925	60,221	60,596
Research & development	3,296	3,611	9,953	10,715
Restructuring	182	877	608	877
Other expense (income), net	321	201	249	276
(Loss) income from operations	(640)	756	(1,583)	1,722
Operating margin	(1.0)%	1.0%	(0.8)%	0.8%

Interest expense	142	161	427	472
Interest income	(56)	(40)	(192)	(80)
(Loss) income before income taxes	(726)	635	(1,818)	1,330
Income tax expense	657	962	666	1,479
Net loss	$(1,383)	$(327)	$(2,484)	$(149)

Per share data:

Basic loss per share:	$(0.11)	$(0.03)	$(0.19)	$(0.01)

Diluted loss per share:	$(0.11)	$(0.03)	$(0.19)	$(0.01)

Cash dividends declared per share:	$0.02	$0.02	$0.06	$0.06

Weighted avg. shares outstanding: Basic	12,835	12,793	12,815	12,770
Weighted avg. shares outstanding: Diluted	12,835	12,793	12,815	12,770

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Hardinge Reports Third Quarter 2016 Results
November 2, 2016

HARDINGE INC. AND SUBSIDIARIES
 Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2016	December 31, 2015
	(Unaudited)
Assets
Cash and cash equivalents	$22,943	$32,774
Restricted cash	3,423	2,192
Accounts receivable, net	47,205	56,945
Inventories, net	120,350	110,232
Other current assets	11,189	9,314
Total current assets	205,110	211,457

Property, plant and equipment, net	59,664	62,025
Goodwill	6,612	6,620
Other intangible assets, net	27,402	28,018
Other non-current assets	4,061	3,015
Total non-current assets	97,739	99,678
Total assets	$302,849	$311,135

Liabilities and shareholders’ equity
Accounts payable	$24,278	$24,696
Accrued expenses	25,592	27,964
Customer deposits	18,122	19,845
Accrued income taxes	1,780	1,919
Deferred income taxes	2,567	2,164
Current portion of long-term debt	4,777	5,621
Total current liabilities	77,116	82,209

Long-term debt	3,848	5,985
Pension and postretirement liabilities	54,102	57,322
Deferred income taxes	1,241	1,121
Other liabilities	3,178	3,393
Total non-current liabilities	62,369	67,821
Commitments and contingencies
Common stock ($0.01 par value, 20,000,000 authorized; 12,893,537 issued and outstanding as of September 30, 2016, and 12,856,716 issued and 12,838,227 outstanding as of December 31, 2015)	129	128
Additional paid-in capital	121,189	120,524
Retained earnings	86,112	89,368
Treasury shares (at cost, none as of September 30, 2016, and 18,489 as of December 31, 2015)	—	(202)
Accumulated other comprehensive loss	(44,066)	(48,713)
Total shareholders’ equity	163,364	161,105
Total liabilities and shareholders’ equity	$302,849	$311,135

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Hardinge Reports Third Quarter 2016 Results
November 2, 2016

HARDINGE INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended September 30,
	2016	2015
	(Unaudited)
Operating activities
Net loss	$(2,484)	$(149)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	6,095	6,831
Debt issuance costs amortization	98	101
Deferred income taxes	(705)	(284)
Loss (gain) on sale of assets	23	(1)
Unrealized foreign currency transaction loss (gain)	219	(4)
Changes in operating assets and liabilities:
Accounts receivable	9,761	6,015
Inventories	(9,458)	(8,688)
Other assets	(2,301)	(1,432)
Accounts payable	(586)	990
Customer deposits	(1,604)	3,494
Accrued expenses	(3,338)	2,161
Accrued pension and postretirement liabilities	(65)	(13)
Net cash (used in) provided by operating activities	(4,345)	9,021

Investing activities
Capital expenditures	(1,543)	(3,103)
Proceeds from sales of assets	38	38
Net cash used in investing activities	(1,505)	(3,065)

Financing activities
Proceeds from short-term notes payable to bank	35,974	24,937
Repayments of short-term notes payable to bank	(35,974)	(24,937)
Repayments of long-term debt	(3,186)	(3,245)
Dividends paid	(792)	(781)
Purchases of treasury stock	—	(201)
Net cash used in financing activities	(3,978)	(4,227)

Effect of exchange rate changes on cash	(3)	513
Net (decrease) increase in cash	(9,831)	2,242

Cash and cash equivalents at beginning of period	32,774	16,293

Cash and cash equivalents at end of period	$22,943	$18,535

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Hardinge Reports Third Quarter 2016 Results
November 2, 2016

Hardinge believes that providing non-GAAP financial measures such as adjusted loss from operations, adjusted net income, and adjusted earnings per diluted share is important for investors and other readers of Hardinge's financial statements, as they are used as an analytical indicator by Hardinge management to better understand its operating performance.

HARDINGE INC. AND SUBSIDIARIES
Reconciliation of GAAP Income (Loss) from Operations to Non-GAAP Adjusted Income from Operations
(in thousands)

	Three Months Ended September 30, 2016		Three Months Ended September 30, 2015
	Amount	% of Sales	Amount	% of Sales

(Loss) income from operations as reported	$(640)	(1.0)%	$756	1.0%
Adjustments to reported (loss) income from operations:
Restructuring charges	182	0.3%	877	1.1%
Professional fees for strategic review process	125	0.2%	298	0.4%
Pension settlement loss	765	1.1%	—	—%
Other adjustments	225	0.3%	—	—%
Non-GAAP income from operations as adjusted	$657	0.9%	$1,931	2.5%

	Nine Months Ended September 30, 2016		Nine Months Ended September 30, 2015
	Amount	% of Sales	Amount	% of Sales

(Loss) income from operations as reported	$(1,583)	(0.8)%	$1,722	0.8%
Adjustments to reported (loss) income from operations:
Restructuring charges	608	0.3%	877	0.4%
Professional fees for strategic review process	1,228	0.6%	342	0.1%
Pension settlement loss	765	0.4%	—	—%
Inventory adjustment	—	—%	679	0.3%
Other adjustments	295	0.1%	—	—%
Non-GAAP income from operations as adjusted	$1,313	0.6%	$3,620	1.6%

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Hardinge Reports Third Quarter 2016 Results
November 2, 2016

HARDINGE INC. AND SUBSIDIARIES
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Net Income
(in thousands, except per share data)

	Three Months Ended September 30, 2016		Three Months Ended September 30, 2015
	Amount	EPS	Amount	EPS

Net loss as reported	$(1,383)	$(0.11)	$(327)	$(0.03)
Adjustments to reported net loss, pre-tax: (1)
Restructuring charges	182	0.01	877	0.07
Professional fees for strategic review process	125	0.01	298	0.02
Pension settlement loss	625	0.05	—	—
Other adjustments	225	0.02	—	—
Non-GAAP net (loss) income as adjusted	$(226)	$(0.02)	$848	$0.06

	Nine Months Ended September 30, 2016		Nine Months Ended September 30, 2015
	Amount	EPS	Amount	EPS

Net loss as reported	$(2,484)	$(0.19)	$(149)	$(0.01)
Adjustments to reported net loss, pre-tax: (1)
Restructuring charges	608	0.05	877	0.07
Professional fees for strategic review process	1,228	0.10	342	0.03
Inventory adjustment	—	—	679	0.05
Pension settlement loss	625	0.05	—	—
Other adjustments	295	0.02	—	—
Non-GAAP net income as adjusted	$272	$0.03	$1,749	$0.14

(1) Items have no tax effect due to full tax valuation allowances in the related jurisdictions except for the pension settlement loss of $0.8 million in Switzerland which net after tax of 18.3% is $0.6 million.

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